Exhibit 99.1

Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 650.421.8100 www.codexis.com

Codexis Announces CFO Departure

Redwood City, CA – January 24, 2012 – Codexis, Inc. (Nasdaq: CDXS) today announced that the Company’s Chief Financial Officer, Robert Lawson, has advised the Company of his decision to resign as Chief Financial Officer in order to accept a position at a private software company. The Board of Directors will conduct an immediate search for a new CFO.

“We thank Bob for his contributions to Codexis,” said Alan Shaw, Ph. D, President and Chief Executive Officer. “We are grateful for his leadership, and we all wish Bob the best as he returns to the software industry.”

In order to facilitate an orderly transition, Mr. Lawson will remain with the Company as Chief Financial Officer to oversee the year-end accounting close and annual audit process, and the filing of the Company’s Annual Report on Form 10-K. Mr. Lawson will discuss Codexis’ fourth quarter and full year 2011 financial results on its fiscal 2011 earnings conference call on February 7, 2012.

About Codexis

Codexis is an industrial biotechnology company developing high value sustainable chemicals, clean fuels, cost effective pharmaceutical processes and renewable bioindustrial ingredients to make industry more efficient, productive and profitable. Partners and customers include global leaders such as Shell, Merck and Pfizer. For more information, see www.codexis.com.

Contacts:

Media: Wes Bolsen, wes.bolsen@codexis.com, 650.421.8100

Investors: Jay Sarwar, ir@codexis.com, 650.421.8126